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Maremont Corporation, a Meritor Inc. Non-Operating Subsidiary, Takes
Action to Achieve Equitable and Permanent Resolution of Asbestos Claims

Maremont will Seek to Establish Trust to Resolve Asbestos Claims Under Section 524(g)
of the U.S. Bankruptcy Code and Begin Solicitation of Prepackaged Plan of Reorganization

Meritor and All Non-Maremont Subsidiaries Will Continue to Operate as Usual

TROY, Mich. – Dec. 4, 2018 – Meritor, Inc. (NYSE: MTOR), today announced that Maremont Corporation (“Maremont”), a non-operating subsidiary, and Maremont’s three wholly-owned, non-operating subsidiaries, Maremont Exhaust Products, Inc., AVM, Inc., and Former Ride Control Operating Company, Inc., have initiated a process to equitably and permanently resolve all asbestos liabilities related to the historic manufacturing activities of Maremont and its subsidiaries. Meritor and all of its other subsidiaries will continue to operate as usual throughout the process undertaken by Maremont.

“The action undertaken by non-operating subsidiary Maremont has no impact on Meritor’s business operations, employees or customers,” said Jay Craig, CEO and president of Meritor. “Meritor’s financial position is strong and we remain focused on serving customers, driving operational excellence and achieving our M2019 objectives.”

Craig continued, “By launching this process, Maremont is seeking a constructive and equitable resolution to definitively address the liabilities related to its historical asbestos-related activities.”

Maremont will solicit votes from asbestos claimants in favor of a “prepackaged” plan of reorganization (the “Plan”). If the Plan is approved by voting asbestos claimants, Maremont and its subsidiaries will voluntarily file cases under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. Among other things, the Plan is intended to permanently resolve all current and future asbestos claims related to Maremont’s historical asbestos-related activities through the creation of a trust pursuant to Section 524(g) of the U.S. Bankruptcy Code.

The current deadline for receipt of ballots from voting asbestos claimants is January 18, 2019. Maremont and its subsidiaries intend to petition for the voluntary Chapter 11 reorganization shortly after the ballots are tallied. Once the Plan is confirmed by the bankruptcy court and approved by the district court and all other actions necessary to implement the Plan are completed, Maremont expects to fund a 524(g) trust to address its current and future asbestos claims and permanently enjoin any future lawsuits related to such claims against, among others, Meritor and its subsidiaries, and channel all such claims and demands to the 524(g) trust.

Certain key terms of the Plan are as follows:

●	Funding for the 524(g) trust will consist of a $28 million contribution by Meritor, repayment of an intercompany loan and the contribution of Maremont’s remaining assets, including its insurance assets;
●	An injunction that permanently protects Meritor and its affiliates from future claims stemming from Maremont’s historical asbestos activities;
●	All claims other than asbestos claims against Maremont and its subsidiary debtors will be paid in full or reinstated; and
●	Meritor’s equity interests in Maremont will be cancelled. The 524(g) trust will own 100% of the equity interests in reorganized Maremont.

Background on Asbestos Litigation

Maremont, a non-operating subsidiary of Meritor, manufactured certain friction products containing asbestos from 1953 through 1977, when it sold its friction product business, and one of its subsidiaries manufactured certain exhaust products containing asbestos from 1954 to 1978, when it ceased using asbestos in such products. Arvin Industries, Inc., a predecessor of Meritor, acquired Maremont in 1986. Maremont and many other companies are defendants in suits brought by individuals claiming personal injuries as a result of exposure to asbestos-containing products.

There were approximately 1,700 and 2,800 active asbestos-related lawsuits against Maremont and its subsidiary Maremont Exhaust as of September 30, 2018 and September 30, 2017, respectively. Maremont believes that establishing a 524(g) trust will ensure an equitable and permanent resolution to all current and future asbestos claims related to Maremont asbestos products.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,600 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, those associated with solicitation and the anticipated bankruptcy proceedings, including the ability to obtain approval of the Plan and consummate the Plan on the terms and timeline contemplated therein; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2018 and from time to time in other filings of Meritor with the SEC. These forward-looking statements are made only as of the date hereof, and Meritor undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.